March 28, 2001

Ultimate Franchise Systems, Inc.
2101 S. R. 434, Suite 100
Longwood, FL 32779

We consent to the use in this registration statement of Ultimate Franchise Systems, Inc. on Form S-3 of our report dated December 12, 2000, appearing in the Prospectus, which is part of this registration statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Berman Hopkins Wright & LaHam, CPA's, LLP